Exhibit 10.1

                       AGREEMENT OF SEPARATION AND RELEASE


         THIS AGREEMENT OF SEPARATION AND RELEASE ("Agreement") is made and entered into as of July 6, 2005 by and between MENTO A. SOPONIS, ("Employee") and ORAGENICS, INC., a Florida corporation (the "Company").

         WHEREAS, Employee is employed as the Company's President and Chief Executive Officer, pursuant to the terms of an Employment Agreement dated January 1, 2004 (the "Employment Agreement") and is a member of the Company's Board of Directors;

         WHEREAS, the Company and Employee have mutually agreed that it is desirable to end Employee's employment relationship with the Company on the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, Employee and the Company, intending to be legally bound hereby and in consideration of the mutual promises contained herein, do hereby agree as follows:

         1. Resignation. Employee and the Company mutually agree that Employee will resign from his position as President and Chief Executive Officer, and will resign from his employment with the Company effective as of July 6, 2005 (the "Resignation Date"); provided, however, he will remain a member of the Company's Board of Directors. Employee and the Company acknowledge that notwithstanding the preceding sentence, the Company may from time to time after the Resignation Date need to discuss certain Company matters with which employee may be familiar and Employee covenants and agrees to be available to answer questions as reasonably may be necessary or requested by Company.

         2. Accrued Pay. Employee will be paid his accrued salary, if any, for his services through the close of business on the Resignation Date. The Company will provide Employee with a check for his accrued salary, less payroll taxes and other applicable payroll deductions, on the next scheduled pay date.

         3. Severance Pay. In exchange for the covenants and release provided by Employee in this Agreement, the Company will pay Employee severance pay consisting of twelve equal monthly payments of Fifteen Thousand Dollars ($15,000) each (the "Severance Payments") which shall commence upon expiration of the seven (7) day revocation period set forth in Section 11 provided that Employee has not earlier revoked this Agreement. These Severance Payments shall be subject to such income tax withholding and payroll taxes as the Company may determine to be required by any applicable federal, state or local law.

         4. Medical Insurance. After the Resignation Date, the Company will provide Employee with a letter advising Employee of his right to continue to purchase health insurance under the Company's group medical insurance at Employee's expense for the applicable period provided for under COBRA.

         5. Confidential Information. Employee agrees that he shall not disclose to any third party any confidential information concerning the Company or the Company's business which was acquired or learned during the course of Employee's employment with the Company. Employee will not retain without the Company's express consent any copies of any of the Company's business records, or other documents which are the property of the Company.

         6. Non-Disparagement. Employee and the Company mutually agree that they shall not at any time (during the term of this Agreement or at any time thereafter) publicly or privately make or publish any negative, critical or disparaging comments or statements whether written or oral, about Employee, the Company or its business, or any of its officers, directors or employees. Employee and the Company (which shall include the Company's officers, directors and employees), mutually agree to speak only highly of each other during the term of this Agreement and thereafter.

         7. Injunctive Relief. Employee acknowledges and agrees that it would be difficult to fully compensate the Company for damages resulting from the breach or threatened breach of any material provision of this Agreement and accordingly agrees that the Company shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions in any action or proceeding instituted in any United States District Court or in any court in the State of Florida having subject matter jurisdiction. This provision with respect to injunctive relief shall not, however, diminish the Company's right to claim and recover damages.

         8. Release of the Company. As consideration for the Severance Payments and other benefits provided by the Company under this Agreement, Employee, for himself and his heirs, assigns, executors and administrators, does hereby waive and release the Company, and its successors, assigns, as well as any subsidiary of the Company, and their respective officers, directors, shareholders and employees from any and all claims, actions, causes of action, rights, suits, demands, obligations, and/or liabilities, joint or several, present, past or future, known or unknown, of whatever description, both at law and in equity, including, without limitation, all claims of employment discrimination, unjust or improper dismissal or treatment, intentional or negligent torts, retaliation, back pay, front pay, injuries, damages, reinstatement, future employment opportunities and all other claims relating to his employment or separation from employment with the Company which he may now have or may ever have had, with the exception of claims arising directly out of the Company's obligations under this Agreement, including without limitation, any claims which may be made by him or on his behalf under the Title VII of the Civil Rights Act of 1964, 42 U.S.C. ss. 1981, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the federal Age Discrimination in Employment Act, 29 U.S.C. ss.621 et seq., which prohibits age discrimination in employment; the Equal Pay Act, which prohibits unequal pay for equal work; the Americans with Disabilities Act, which prohibits discrimination on the basis of disability, and any other federal, state or local laws or regulations prohibiting employment discrimination. This release is a general release and the parties intend and agree that it shall be interpreted, construed and enforced as such.

         9. Release of Employee. As consideration for the covenants provided by Employee under this Agreement, the Company, for itself and its successors and assigns, does hereby waive and release Employee, and his heirs and assigns, from any and all claims, actions, causes of action, rights, suits, demands and/or liabilities, known or unknown, both at law or in equity, relating to Employee's employment with the Company or Employee's obligations under any agreements with the Company, which Employee may now have or may ever have had, with the exception of claims arising directly out of Employee's obligations under this Agreement. This release is a general release and the parties intend and agree that it shall be interpreted, construed and enforced as such.

         10. Confidentiality and Non-Disclosure. Employee and the Company mutually agree to keep confidential and not disclose the existence or the terms of this Agreement to any other person or discuss the terms of this settlement with any other person provided that Employee may disclose with his accountant and his attorney, provided they also agree to keep the terms confidential and provided that the Company and the Employee shall not be precluded from disclosing the existence and terms of this Agreement to the extent required by any applicable law or regulation or by the order of a court of competent jurisdiction.

         11. Right to Revoke Release. Employee has a full seven (7) calendar days following the execution of this Agreement to revoke this Agreement and has been and hereby is advised in writing that this Agreement shall not become effective or enforceable and Employee will not receive the Severance Payments described in Section 3 of this Agreement, until the seven (7) day revocation period has expired provided that Employee has not earlier revoked this Agreement. This Agreement shall become irrevocable automatically upon the expiration of the revocation period if it is not revoked by Employee during the aforesaid seven (7) day revocation period, provided however that the foregoing shall not apply to Employee's separation of association with the Company which shall be effective as of the Resignation Date.

         12. Separability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

         13. Entire Agreement. This Agreement and the terms of any other agreements referenced or incorporated herein, constitutes the entire agreement between Employee and the Company. The Employment Agreement is terminated in all respects other than the provisions set forth in Section 18 of the Employment Agreement including the non-compete and non-solicitation provisions contained therein which shall survive such termination and is incorporated herein. Accordingly, this Agreement supersedes all other agreements, oral understandings or other agreements or representations between Employee and the Company which have not been incorporated herein.

         14. Full Review and Consideration of the Agreement. The Employee further states that he has carefully read the within and foregoing "Agreement of Separation and Release," that he is aware that he has the right to review this Agreement for a period of up to twenty-one (21) days, that he has been encouraged to review the same with an attorney of his choice, and that he knows and understands the contents of the foregoing "Agreement of Separation and Release" and that he executes the same as his own free act and deed. The Employee understands that if Employee signs this Agreement before the twenty-one
(21) day period has expired then Employee shall be deemed to have waived the twenty-one (21) day consideration period.

         IN WITNESS WHEREOF, the Employee and the Company have set their hands and seals to this Agreement of Separation and Release as of the date set forth above.


                                           EMPLOYEE:

                                           /s/  Mento A. Soponis
                                           Mento A. Soponis


                                           ORAGENICS, INC.

                                           /s/ David J. Gury
                                           David J. Gury
                                           Chairman of the Board of Directors